EXHIBIT 99.1

Section 4.4 of the Bylaws of Pavilion Bancorp, Inc.
(as amended)

4.4 Retirement of Directors and Appointment of Directors Emeritus. No person shall be eligible for election or appointment to the Board of Directors after he or she has attained the age of sixty-five (65) years. Any person who is under the age of sixty-five (65) years at the time of his or her initial election or appointment to the Board of Directors may, if re-elected thereafter, continue to serve thereon until he or she is automatically retired pursuant to the following sentence. A director shall be automatically retired on the date of the annual shareholders meeting that first occurs after such director reaches the age of sixty-eight (68) years. Any director who is automatically retired pursuant to the foregoing sentence may be elected to serve as a director emeritus by a vote of a majority of the directors at the annual meeting of the Board of Directors pursuant to Section 4.7 of this Article following the annual meeting of the shareholders at which such director’s automatic retirement pursuant to this Section became effective. A director emeritus shall serve a term of one (1) year expiring at the next succeeding meeting of the Board of Directors pursuant to Section 4.7 of this Article, and may be re-elected to a term of one (1) year at each such meeting. A director emeritus shall be permitted, at the pleasure of the Board of Directors, to attend all meetings of the Board, participate in discussions and receive copies of all reports submitted to the directors at or for use at such meetings. A director emeritus shall not be entitled to vote or have any duties or powers as a director of the corporation. A director emeritus shall receive no fees for directors’ meetings.